Exhibit 99.1

NEWS RELEASE

Contact: Alliance Data Tiffany Louder – Investor Relations Alliance Data 214.494.3048 tiffany.louder@alliancedata.com Shelley Whiddon – Media 214.494.3811 Shelley.whiddon@alliancedata.com	Epsilon Britta Petersen – Media 773-796-5434 Britta.petersen@epsilon.com GNC Laura Brophy 212-537-5177 ex2 lbrophy@marketcompr.com

LARGEST GLOBAL SPECIALTY RETAILER OF NUTRITIONAL PRODUCTS, GNC,
SELECTS EPSILON FOR LOYALTY MARKETING AND TECHNOLOGY SERVICES

New multiyear agreement will encourage deeper engagement with GNC customer base via the implementation and management of a new points and free cash back rewards-based loyalty program

PLANO, TX – February 21, 2017 – Epsilon®, an Alliance Data (NYSE: ADS) company, today announced that it has signed a multi-year agreement with GNC Holdings Inc., a leading global speciality health, wellness and performance retailer. Epsilon is overseeing the development and launch of GNC's new loyalty program technology platform in the United States, allowing customers to earn points and collect rewards for purchases in-store, online and on mobile devices.

GNC Holdings, Inc. (NYSE: GNC) has launched a new external communications program focused completely on the customer by lowering in-store prices and launching a new points and free cash back rewards-based loyalty program. Under terms of the new agreement, GNC and Epsilon partnered to implement GNC's new loyalty program. The program utilizes Epsilon's loyalty technology platform, Agility Loyalty, which enables enhanced customer service and engagement on an individualized level. By providing points and rewards based on purchase activity, the membership program will encourage new and return visits, instill brand loyalty and improve overall customer experience.

"We want each customer who interacts with GNC to have the best possible personalized brand experience, including for our loyalty program, regardless of whether they're in-store, online or on a mobile device," said Jeff Hennion, Chief Marketing Officer at GNC. Paul Yater, Chief Information Officer at GNC weighs in: "We chose Epsilon as a partner because their offerings are extremely flexible, and they understand what it takes to create deep, emotional connections with customers. Additionally, Epsilon has the ability to scale and enhance these services as our business continues to grow."

"GNC and Epsilon share a common vision that understanding the customer and delivering relevant offerings and communications is what drives measurable business outcomes. Their enhanced loyalty program, powered by our services and technology, will be a game changer for their business," said Bryan Kennedy, chief executive officer at Epsilon. "We're eager to see business results as Epsilon's loyalty marketing and technology services extend GNC's customer relationships even further.

About GNC Holdings, Inc.
GNC Holdings, Inc., headquartered in Pittsburgh, PA, is a leading global specialty retailer of health and wellness products, including vitamins, minerals, and herbal supplement products, sports nutrition products and diet products, and trades on the New York Stock Exchange under the symbol "GNC." The Company – which is dedicated to helping consumers Live Well – has a diversified, multi-channel business model and derives revenue from product sales through company-owned retail stores, domestic and international franchise activities, third party contract manufacturing, e-commerce and corporate partnerships. GNC's broad and deep product mix, which is focused on premium, value-added nutritional products, is sold under GNC proprietary brands, including Mega Men®, Ultra Mega®, Total LeanTM, Pro Performance® AMP, Beyond Raw®, GNC PuredgeTM, GNC GenetixHD®, Herbal Plus® and under nationally recognized third party brands.

About Epsilon
Epsilon® is an all-encompassing global marketing innovator. We provide unrivaled data intelligence and customer insights, world-class technology including loyalty, email and CRM platforms and data-driven creative, activation and execution. Epsilon's digital media arm, Conversant, is a leader in personalized digital advertising and insights through its proprietary technology and trove of consumer marketing data, delivering digital marketing with unprecedented scale, accuracy and reach through personalized media programs and through CJ Affiliate, one of the world's largest affiliate marketing networks. Together, we bring personalized marketing to consumers across offline and online channels, at moments of interest, that help drive business growth for brands.  Recognized by Ad Age as the #1 World CRM/Direct Marketing Network, #1 U.S. Agency from All Disciplines and #1 Largest U.S. Mobile Marketing Agency, Epsilon employs over 8,000 associates in 70 offices worldwide. Epsilon is an Alliance Data company. For more information, visit www.epsilon.com and follow us on Twitter @EpsilonMktg.

About Alliance Data
Alliance Data® (NYSE: ADS) is a leading global provider of data-driven marketing and loyalty solutions serving large, consumer-based industries. The Company creates and deploys customized solutions, enhancing the critical customer marketing experience; the result is measurably changing consumer behavior while driving business growth and profitability for some of today's most recognizable brands. Alliance Data helps its clients create and increase customer loyalty through solutions that engage millions of customers each day across multiple touch points using traditional, digital, mobile and emerging technologies. An S&P 500 and Fortune 500 company headquartered in Plano, Texas, Alliance Data consists of three businesses that together employ more than 16,000 associates at approximately 100 locations worldwide.

Alliance Data's Card Services business is a leading provider of marketing-driven branded credit card programs. Epsilon® is a leading provider of multichannel, data-driven technologies and marketing services, and also includes Conversant®, a leader in personalized digital marketing. LoyaltyOne® owns and operates the AIR MILES® Reward Program, Canada's premier coalition loyalty program, and Netherlands-based BrandLoyalty, a global provider of tailor-made loyalty programs for grocers.
Follow Alliance Data on Twitter, Facebook, LinkedIn and YouTube.

Forward Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give our expectations or forecasts of future events and can generally be identified by the use of words such as "believe," "expect," "anticipate," "estimate," "intend," "project," "plan," "likely," "may," "should" or other words or phrases of similar import. Similarly, statements that describe our business strategy, outlook, objectives, plans, intentions or goals also are forward-looking statements.

We believe that our expectations are based on reasonable assumptions. Forward-looking statements, however, are subject to a number of risks and uncertainties that could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, and no assurances can be given that our expectations will prove to have been correct. These risks and uncertainties include, but are not limited to, factors set forth in the Risk Factors section in our Annual Report on Form 10-K for the most recently ended fiscal year, which may be updated in Item 1A of, or elsewhere in, our Quarterly Reports on Form 10-Q filed for periods subsequent to such Form 10-K.

Our forward-looking statements speak only as of the date made, and we undertake no obligation, other than as required by applicable law, to update or revise any forward-looking statements, whether as a result of new information, subsequent events, anticipated or unanticipated circumstances or otherwise.

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